EXHIBIT 99.1

GEOPHARMA EXECUTES AN AGREEMENT TO ACQUIRE DYNAMIC HEALTH PRODUCTS

$100 MILLION IN COMBINED COMPANY PROJECTED REVENUES ANNUALLY

LARGO, FL - May 15, 2007 - GeoPharma, Inc. (Nasdaq: GORX) (the “Company”) today announced the execution of an agreement to acquire Dynamic Health Products, Inc. (OTCBB: DYHP) (“Dynamic”).

Under the agreement, which has been approved by both company’s boards of directors and is subject to the approval of the shareholders of GeoPharma and Dynamic, GeoPharma will issue to Dynamic shareholders, 0.147 of one share of GeoPharma common stock for every one share of Dynamic common stock. It is estimated that GeoPharma will issue approximately 3.1 to 3.5 million shares of GeoPharma common stock. If the merger is approved by the requisite number of the outstanding shares of GeoPharma and Dynamic Health, GeoPharma expects increased revenues, operating profits, and an enhanced distribution platform supported by a highly experienced management team from both the companies having extensive industry knowledge in marketing, developing, manufacturing and distributing. GeoPharma will notify its shareholders of the date of the shareholders meeting about the merger.

Dynamic, with over 3,000 SKUs and serving in excess of 5,000 customers, is a U.S. cash-flow positive distribution company with 18% gross margins presenting an attractive opportunity for widening the breadth of the overall Company and its existing distribution platform. GeoPharma has the ability to manufacture the majority of the products that Dynamic distributes. The combination of GeoPharma and Dynamic will bring mass economies of scale as gained from further vertical integration and improvements surrounding the expanded distribution points across the U.S thus making this a well-diversified company.

For the 12 months ended March 31, 2006, GeoPharma reported revenues of approximately $49.7 million with reported revenues of approximately $45.6 million for the nine months ended December 31, 2006.

For the 12 months ended March 31, 2006, Dynamic reported revenues of approximately $50.1 million with reported revenues of approximately $40.1 million for the nine months ended December 31, 2006.

Mihir Taneja, CEO of GeoPharma stated, “The acquisition of Dynamic is in line with this year’s planned strategy of acquiring companies that either complement or supplement our existing business lines. As we progress through the stages of this acquisition, we plan to continue executing our acquisition strategy thus driving industry consolidation and allowing us to leverage on and benefit from the resulting economies of scale.”

For further details, please see the Company’s Form 8-K to be filed on or before May 18, 2007.

About GeoPharma, Inc.

GeoPharma, Inc. is a rapidly growing pharmaceutical company specializing in the manufacturing and distribution of over-the-counter, nutritional, generic drug and functional food products. The company’s growth strategy is to capitalize on its manufacturing expertise to develop high margin generic or novel drugs for niche markets with high barriers to entry. GeoPharma’s competitive advantage lies in its ability to circumvent or overcome the challenges in these markets. For more about GeoPharma, Inc., go to our websites at www.geopharmainc.com, www.hoodiadexL10.com and www.onlineihp.com.

About Dynamic Health Products, Inc.

Dynamic is a distributor in the sports nutrition product and performance drink industries and is engaged in developing, wholesaling, and distributing a wide variety of non-prescription drugs, dietary supplements, vitamins, health foods, nutritional products, soft goods and other related products. Its wholly owned operating subsidiaries include Bob O’Leary Health Food Distributor Co., Inc., Dynamic Marketing I, Inc. and Herbal Health Products, Inc. For more about Dynamic Health Products and its subsidiaries go to our web sites at http://www.dyhp.biz, http://www.bossonline.net and http://www.dymark.com.

This press release may contain statements, which constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including those regarding the company and its subsidiaries’ expectations, intentions, strategies and beliefs pertaining to future performance. All statements contained herein are based upon information available to the company’s management as of the date hereof, and actual results may vary based upon future events, both within and without management’s control. Important factors that could cause such differences are described in the company’s periodic filings with the Securities and Exchange Commission.